Exhibit 10.29

ZEROFOX HODLINGS, INC.

EXECUTIVE INCENTIVE PLAN

SECTION 1

PURPOSE AND ADMINISTRATION

1.1 Purpose. The purpose of the ZeroFox Holdings, Inc. Executive Incentive Plan, effective February 20, 2023 (the “Plan”), is to increase stockholder value and the success of ZeroFox Holdings, Inc. and its subsidiaries (collectively, the “Company”) by motivating eligible employees of the Company to (a) perform to the best of their abilities, and (b) meet or exceed established performance goals and strategic objectives. The Plan provides for incentive compensation and payment of cash bonuses to eligible employees when the Company achieves its goals.

1.2 Administration. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will have the sole discretion and authority to administer and interpret the Plan. All decisions and interpretations of the Compensation Committee hereunder, including its decisions with respect to the bonus opportunities, the measurement and achievement of established goals and any bonus payments to be made, will be made in its sole and absolute discretion and will be final and binding on all persons, including the Company and the Covered Executives (defined below).

SECTION 2

ELIGIBLE EMPLOYEES AND PERFORMANCE PERIODS

2.1 Covered Executives. The Compensation Committee may select certain key executives and employees of the Company (the “Covered Executives”) to be eligible to receive bonuses under this Plan and will designate such Covered Executives by a written plan or resolution.

2.2 Performance Period. It is expected that the Plan will be used primarily to establish goals and awards on a quarterly and annual basis based on the fiscal year of the Company; however, the Compensation Committee may, in its discretion, establish goals and awards that cover a performance period that is shorter or longer than the Company’s fiscal year. As used in this Plan, the defined term “Performance Period” means the period of time determined by the Compensation Committee over which performance is to be measured.

2.3 Determination of Covered Executives. The Compensation Committee will determine the employees of the Company who will be Covered Executives for each applicable Performance Period. In selecting Covered Executives, the Compensation Committee will choose individuals who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Compensation Committee, and on a Performance Period by Performance Period basis. Accordingly, an individual who is a Covered Employee for a given Performance Period in not guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.

SECTION 3

PERFORMANCE GOALS AND TARGET BONUSES

3.1 Performance Goals. A Covered Executive may receive a bonus payment under the Plan based on the attainment of one or more performance goals that relate to the financial and operational metrics of the Company established by the Compensation Committee including but not limited to (a) revenue and/or annual recurring revenue (ARR), (b) expenses, (c) bookings, (d) operating income, (e) operating margin, (f) net operating income, (g) free cash flow, (h) earnings before interest, taxes, depreciation and amortization (EBITDA), (i) earnings per share, (j) customer retention, (k) increase in share price, and (l) any other metric or criteria as determined by the Compensation Committee from time to time. For the avoidance of doubt, the Compensation Committee may, in its discretion, establish sales commissions and bonus payments under this Plan for sales personnel based on performance goals that are applicable to sales performance.

3.2 Establishment of Goals. The Compensation Committee will establish the performance goals for each Covered Executive for each Performance Period. Such performance goals will be set forth in a writing provided to each Covered Executive. The Compensation Committee may establish different performance goals for different Covered Executives during the same Performance Period.

3.3 Target Bonuses. Opportunities for bonuses under the Plan for each Covered Executive for any Performance Period will be established by the Compensation Committee and communicated to each Covered Executive in writing. For each Covered Executive, the Compensation Committee will have the authority to apportion the target bonus so that a portion of the target bonus will be tied to attainment of the applicable performance goal(s).

3.4 Discretionary Bonuses. The Compensation Committee may also make discretionary bonus payments under the Plan based upon such terms and conditions as the Compensation Committee may determine in its sole discretion, regardless of whether the Compensation Committee establishes such terms and conditions or a target amount for such discretionary bonus payment in advance.

SECTION 4

MEASUREMENT AND PAYMENT

4.1 Measurement of Performance Goals. Performance goals will be measured at the end of each applicable Performance Period, with the achievement determined by the Compensation Committee following the completion of the applicable Performance Period. If a Covered Executive was not employed in an eligible position for an entire Performance Period, the Compensation Committee may, in its sole discretion, pro rate the bonus based on the number of days the Covered Executive was employed in an eligible position during such period.

4.2 Payments. Bonus payments will be made as soon as practicable following the end of the applicable Performance Period, but in no event later than 2-1/2 months following the end of the calendar year in which the applicable Performance Period ended. Payment of any bonus to a Covered Executive with respect to a Performance Period will be conditioned upon the Covered Executive’s continued employment by the Company thereof through the bonus payment date, unless otherwise provided by the Compensation Committee with respect to particular bonus payments or in a written agreement between the Covered Executive and the Company, or unless otherwise required by law. Notwithstanding any contrary provision of the Plan, the Compensation Committee, in its sole discretion, may eliminate or reduce any bonus payable to any Covered Executive from that which otherwise would be payable for circumstances it deems appropriate, including but not limited to material violation of Company policies or significant individual performance deficiencies.

4.3 Tax Matters. The Company will be entitled to withhold from any payments due under the Plan the amount of tax withholding it determines, in its sole discretion, to be required by law. The Company intends that the Plan will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”) and that the compensation arrangements under the Plan will be exempt from Section 409A as “short-term deferrals” as described in Section 409A. The Plan will be construed in a manner to give effect to such intention. In accordance therewith, a Covered Executive’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate and distinct payments. To the extent that any provision of the Plan is ambiguous as to its exemption from Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A. To the extent that any bonus payment under the Plan is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, the bonus payment will be subject to such additional rules and requirements as specified by the Compensation Committee from time to time in order to comply with Section 409A. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to a Covered Executive or any other person if any provision of this Plan, or any bonus payment hereunder, is determined to constitute deferred compensation subject to Section 409A but does not satisfy an exemption from, or the conditions of, Section 409A.

4.4 Clawback Policy. Bonus payments made under the Plan will be subject to the Company’s clawback policy in effect from time to time to the extent applicable.

SECTION 5

GENERAL

5.1 Non-assignability. A Covered Executive will have no right to assign or transfer any interest under this Plan.

5.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Covered Executive, will not be construed as conferring any legal or other rights upon any Covered Executive for the continuation of his or her employment for any Performance Period or any other period. Generally, employment with the Company is on an “at will” basis only. Participation in this Plan does not change the at will nature of a Covered Executive’s employment with the Company. Except as may be provided in a separately executed employment agreement with the Covered Executive, the Company expressly reserves the right, which may be exercised at any time during a Performance Period, to terminate any individual’s employment without cause and without regard to the effect such termination might have upon the Participant’s receipt of a bonus under the Plan.

5.3 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision will not affect the other provisions of the Plan, and the Plan will be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan will be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Maryland.

5.4 Amendment and Termination. The Compensation Committee may suspend, amend or terminate the Plan at any time and for any reason.

Adopted by Compensation Committee: February 20, 2023